SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2007

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Suite 400, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (904) 737-1367

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of ParkerVision, Inc. approved a 2007 cash performance incentive award of $100,000 for the company’s Chief Technology Officer, Mr. David Sorrells. The Committee considered both corporate and individual performance measures in determining the award, which represents approximately 36% of Mr. Sorrells’ base salary. The corporate performance measures included (i) sales goals, as measured by design wins with target customers, (ii) customer support goals, as measured by performance against specified customer statements of work (iii) technology goals, as measured by integrated circuit design achievements against specified marketing requirements documents and (iv) financial goals, as measured by performance against operating expense and cash flow budgets.

In addition to the corporate measures stated above, the Committee considered Mr. Sorrells’ significant level of technical achievement in 2007 including his work with the patent office in filing new patents, his ability to guide the intellectual property team in securing issuance of the first d2p patent, his individual contribution to the development program with ITT Corporation and his significant level of contribution to support the technological aspects of business dealings with target customers. Furthermore, the Committee took into consideration the fact that 200,000 of Mr. Sorrells’ share options, with an exercise price of $15.13, expired unexercised in the last 18 months.

The Committee plans to finalize awards to other named executive officers following the end of year at which time the Committee will be able to more fully assess individual achievement as it relates to sales and other corporate goals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKERVISION, INC.

Dated: December 27, 2007	By:	/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer